Exhibit 99.1

For Immediate Release	Contact:	John M. Cochrane
(610) 397-5298
john_cochrane@pmagroup.com

Shareholders of PMA Capital Approve Merger with Old Republic

Blue Bell, PA, September 21, 2010 – PMA Capital Corporation (NASDAQ: PMACA) today announced that its Shareholders have voted to adopt the Agreement and Plan of Merger, dated as of June 9, 2010, among PMA Capital, Old Republic International Corporation and a wholly-owned subsidiary of Old Republic.  PMA Capital has now received all shareholder and regulatory approvals necessary to proceed with the closing of the merger.   It is anticipated that the merger will close on Friday, October 1, 2010.

Under the terms of the merger agreement, shareholders of PMA will receive 0.55 shares of Old Republic common stock for each share of PMA Capital common stock, subject to potential adjustment based on the market price of Old Republic’s common stock as described in the merger agreement.

PMA Capital also announced that Vincent T. Donnelly and each other officer of PMA Capital party to an employment or severance agreement with the Company has agreed to terminate his or her agreement effective upon the closing of the merger, satisfying that condition to the closing of the merger.  All of these officers expect to continue in similar executive positions under Old Republic’s new ownership.

PMA Capital Corporation, headquartered in Blue Bell, Pennsylvania, is a holding company whose operating subsidiaries provide insurance and fee-based services.  Insurance products include workers’ compensation and other commercial property and casualty lines of insurance.  Fee-based services include third party administrator, managing general agent and program administrator services.  The operating subsidiaries are marketed under PMA Companies and include The PMA Insurance Group, PMA Management Corp., PMA Management Corp. of New England and Midlands Management Corporation.

For additional information, visit www.pmacapital.com.

Forward-looking Statements

This press release includes certain forward-looking statements regarding the anticipated closing date of the merger. The forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause the outcome of the forward-looking statement to be materially different from that expressed in such forward-looking statements. These factors include, among others, the ability of PMA and Old Republic to satisfy the closing conditions set forth in the merger agreement in a timely manner. These factors also include, but are not limited to, the risks and uncertainties described in Old Republic’s and PMA’s reports filed with the Securities and Exchange Commission (“SEC”) and the definitive proxy statement filed by PMA with the SEC.   PMA disclaims any intention or obligation to update or revise any forward-looking statements, except as required by law.